Exhibit 99.2

FORM OF
LETTER TO STOCKHOLDERS AND PARTICIPATING WARRANT HOLDERS
WHO ARE RECORD HOLDERS AND JANUARY 2018 INVESTORS OF
INPIXON

Subscription Rights to Purchase Units
Offered Pursuant to Subscription Rights Distributed to
Stockholders and Participating Warrant Holders of
Inpixon

December 7, 2018

Dear Stockholder, Participating Warrant Holder or January 2018 Investor:

This letter is being distributed by Inpixon (the “Company”) to all holders of record of shares of its common stock, $0.001 par value per share (the “Common Stock”), Series 4 Convertible Preferred Stock, $0.001 par value per share (“Series 4 Preferred”), and participating warrants as of 5:00 p.m., Eastern Time, on December 6, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). Each Unit entitles the holder to one share of the Company’s Series 5 Convertible Preferred Stock, $0.001 par value per share, and 200 Warrants. Each Warrant will be exercisable for one share of Common Stock. The Subscription Rights and Units are described in the prospectus supplement dated December 7, 2018 (a copy of which accompanies this notice) (as it may be amended from time to time, the “Prospectus Supplement”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 10,000 Units, subject to increase as described in the Prospectus Supplement, on the terms and subject to the conditions described in the Prospectus Supplement, at a subscription price of $1,000 per Unit (the “Subscription Price”). Of the aggregate unit amount of 10,000, 30%, or 3,000 units, shall be offered for purchase by the investors signatory to the Securities Purchase Agreement, dated January 5, 2018, in accordance with the participation rights granted thereunder (the “January 2018 Participation Rights”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on December 7, 2018 and ends at 5:00 p.m., Eastern Time, on December 21, 2018, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, holders will receive one Subscription Right for every share of Common Stock held or underlying Series 4 Preferred or participating warrants held owned on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”). Each Subscription Right entitles the holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Based on [●] shares of Common Stock outstanding as of December 6, 2018 and 141 shares of common stock issuable upon conversion of the Series 4 Convertible Preferred Stock and 2,368,268 shares issuable upon exercise of the participating warrants, we would grant subscription rights to acquire 3,950,289 Units but will only accept subscriptions for 10,000 Units, subject to increase as described in the Prospectus Supplement. Accordingly, sufficient Units may not be available to honor your subscription in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro-rata among the record holders exercising the Basic Subscription Rights in proportion to the number of shares of our Common Stock held or underlying participating warrants held on the Record Date by each of those record holders, relative to the number of shares owned on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Rights, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Rights on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest or deduction within 10 business days after the Rights Offering has expired, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

The Company will not issue fractional shares or warrants. Fractional shares or warrants resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Unit.

Enclosed are copies of the following documents:

1.	Prospectus Supplement;

2.	Subscription Rights Certificate;

3.	Instructions As to Use of Subscription Rights Certificates;

4.	Notice of Important Tax Information; and

5.	A return envelope, addressed to Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Subscription Rights or purchase the Units you have agreed to purchase pursuant to the January 2018 Participation Rights, if applicable, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right, Over-Subscription Privilege, if applicable, or the January 2018 Participation Rights, if applicable, to the Subscription Agent, as indicated in the Prospectus Supplement. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

You cannot revoke the exercise of your Subscription Right. Subscription Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (888) 789-8409.